Ligand Reports Second Quarter 2025 Financial Results and Raises Guidance

Second quarter performance driven by strong portfolio royalty revenue growth of 57%

2025 full year revenue guidance increased to $200 million - $225 million (previously $180 million - $200 million) and adjusted earnings per diluted share1 increased to $6.70 - $7.00 (previously $6.00 - $6.25)

Conference call begins at 8:30 a.m. Eastern Time today

JUPITER, Fla., August 7, 2025 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three and six months ended June 30, 2025, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss the results and answer questions.
“We are pleased to announce an increase to our 2025 guidance reflecting the continued strength and growth of our commercial-stage royalty portfolio.” said Todd Davis, CEO of Ligand. “This quarter there were several key milestones across our portfolio including the commercial launch of Zelsuvmi by our partner Pelthos and Merck's recently announced acquisition of our partner, Verona, which is expected to further accelerate the launch trajectory of Ohtuvayre in COPD and its clinical development in other indications. These achievements reflect the significant value of our partnerships and our comprehensive asset selection process, which continue to validate our robust and differentiated royalty aggregation model.”
Second Quarter 2025 Financial Results
Total revenues and other income for the second quarter of 2025 were $47.6 million, compared with $41.5 million for the same period in 2024, with the 15% increase primarily attributable to an increase in royalty revenue. Royalties for the second quarter of 2025 were $36.4 million, compared with $23.2 million for the same period in 2024, with the 57% increase primarily attributable to royalties earned on Recordati’s Qarziba, and Travere Therapeutics’ Filspari. Captisol® sales were $8.3 million for the second quarter of 2025, compared with $7.5 million for the same period in 2024, with the change due to the timing of customer orders. Contract revenue and other income was $2.9 million for the second quarter of 2025, compared with $10.9 million for the same period in 2024, with the difference due to the timing of partner milestone events.
Cost of Captisol was $2.9 million and amortization of intangibles was $8.3 million for each of the second quarters of 2025 and 2024. Research and development expenses were $6.6 million for the second quarter of 2025, compared with $5.4 million for the same period in 2024, with the increase primarily attributable to expenses incurred by Pelthos in preparation for the commercial launch of Zelsuvmi. General and administrative expenses were $20.2 million for the second quarter of 2025, compared with $17.6 million for the same period in 2024, with the increase primarily attributable to employee related costs and operating costs associated with incubating the Pelthos business. Fair value adjustment to partner program derivatives was $1.3 million for the second quarter of 2025 primarily due to mark to market adjustments to certain Agenus partnered programs. In the second quarter of 2024 Ligand recorded a $26.5 million financial asset impairment tied to Takeda’s Soticlestat program which resulted from missing its Phase 3 clinical trial primary endpoint.
GAAP net income was $4.8 million, or $0.24 per diluted share for the second quarter of 2025, compared with GAAP net loss of $51.9 million, or $2.88 per share, for the same period in 2024. Core adjusted net income for the second quarter of 2025 was $32.0 million, or $1.60 per diluted share, compared to $25.8 million, or $1.40 per diluted share, for the same period in 2024. The increase in core adjusted net income was driven primarily by the

15% increase in revenue and other income. Core adjusted net income represents a non-GAAP financial measure. See the table below for a reconciliation of net income (loss) to core adjusted net income.
As of June 30, 2025, Ligand had cash, cash equivalents and short-term investments of $245.0 million, which includes $26.5 million in Viking Therapeutics common stock.
Year-to-Date Financial Results
Total revenues and other income for the six months ended June 30, 2025 were $93.0 million, compared with $72.5 million for the same period in 2024, with the 28% increase primarily attributable to an increase in royalty revenue and Captisol sales. Royalties for the six months ended June 30, 2025 were $63.9 million, compared with $42.3 million for the same period in 2024, with the 51% increase primarily attributable to royalties earned on Recordati’s Qarziba, and Travere Therapeutics’ Filspari. Captisol sales were $21.7 million for the six months ended June 30, 2025, compared with $16.7 million for the same period in 2024, with the change due to the timing of customer orders. Contract revenue and other income was $7.3 million for the six months ended June 30, 2025, compared with $13.5 million for the same period in 2024, with the difference due to the timing of partner milestone events.
Cost of Captisol was $7.8 million for the six months ended June 30, 2025, compared with $5.8 million for the same period in 2024, with the change due to an increase in Captisol sales. Amortization of intangibles was $16.5 million for the six months ended June 30, 2025, compared with $16.4 million for the same period in 2024. Research and development expenses were $56.7 million for the six months ended June 30, 2025, compared with $11.3 million for the same period in 2024, with the increase primarily attributable to a $44.3 million one-time charge in connection with Ligand’s previously announced royalty financing agreement with Castle Creek Biosciences to fund the Phase 3 clinical study of D-Fi (FCX-007), which was accounted for as a research and development funding arrangement under ASC 730-20, Research and Development Arrangements. General and administrative expenses were $39.0 million for the six months ended June 30, 2025, compared with $28.6 million for the same period in 2024, with the increase primarily attributable to employee related costs and operating costs associated with incubating the Pelthos business. Fair value adjustment to partner program derivatives was $0.8 million for the six months ended June 30, 2025 primarily due to mark to market adjustments to certain Agenus partnered programs. Financial royalty assets impairment was $26.5 million for the six months ended June 30, 2024 due to Takeda’s Soticlestat missing its Phase 3 clinical trial primary endpoint of reducing the frequency of convulsive seizures for patients with Dravet Syndrome.
GAAP net loss was $37.6 million, or $1.95 per share for the six months ended June 30, 2025, compared with GAAP net gain of $34.2 million, or $1.87 per diluted share, for the same period in 2024. Core adjusted net income for the six months ended June 30, 2025 was $58.6 million, or $2.94 per diluted share, compared to $47.6 million, or $2.61 per diluted share, for the same period in 2024. Core adjusted net income excluded gains from the sale of Viking Therapeutics common stock during the six months ended June 30, 2024. Ligand did not sell any shares of Viking Therapeutics common stock during the six months ended June 30, 2025. The increase in core adjusted net income was driven primarily by the 28% increase in revenue and other income. Core adjusted net income represents a non-GAAP financial measure. See the table below for a reconciliation of net income (loss) to core adjusted net income.
2025 Financial Guidance
Ligand is increasing its 2025 full year financial guidance. The Company now expects total revenue of $200 million to $225 million (previously $180 million to $200 million) and is raising its guidance on adjusted earnings per diluted share1 to $6.70 to $7.00 (previously $6.00 to $6.25).
Royalties are now expected to be in the range of $140 million to $150 million (previously $135 million to $140 million). Sales of Captisol are unchanged from $35 million to $40 million and contract revenue is now in the range of $25 million to $35 million (previously $10 million to $20 million).
Second Quarter 2025 and Corporate Highlights
Pelthos Therapeutics Transaction
On July 2, 2025, Ligand announced the completion of its previously announced merger between the Company's wholly owned subsidiary, LNHC, Inc., and CHRO Merger Sub Inc., a wholly owned subsidiary of Channel Therapeutics Corporation (“Channel”). The combined company operates under the name Pelthos Therapeutics Inc. (“Pelthos”) and trades on the NYSE American exchange under the ticker symbol “PTHS”.
Concurrent with the merger, Pelthos raised $50.1 million of equity capital, including a private placement from a group of strategic investors led by Murchinson (“Investor Group” and together with Ligand, the “Investors”). The

Investor Group invested $32 million and Ligand invested $18 million in the combined company, respectively. The capital was invested into Pelthos’ Series A Convertible Preferred Stock (“Series A”) and common stock and includes cancellation of approximately $18.8 million in bridge capital that was advanced to Pelthos by several of the Investors (including Ligand) since the beginning of 2025 to support the commercial launch of Zelsuvmi.
On July 10, 2025, Pelthos commercially launched Zelsuvmi (berdazimer) topical gel 10.3%, the first and only U.S. Food and Drug Administration (FDA) approved at-home treatment for molluscum contagiosum. Ligand earned a $5 million milestone payment from Pelthos following the commercial launch of Zelsuvmi. Ligand is also entitled to a 13% royalty on worldwide sales of Zelsuvmi, excluding Japan, and up to an additional $5 million in commercial sales milestones.
New Royalty Investment in Orchestra BioMed
On August 4, 2025, Ligand invested $25 million in strategic capital to fund Orchestra BioMed's late-stage partnered cardiology programs with an additional $15 million to be funded, subject to certain conditions precedent, at the nine-month anniversary of the transaction closing date. Ligand's investment included a $20 million cash payment and an additional $5 million in an equity private placement at the public offering price of $2.75 per share in Orchestra BioMed’s public offering. In exchange, Ligand will receive a low double-digit royalty on the first $100 million in commercial revenues from Orchestra’s AVIM therapy and Virtue SAB programs in all indications. Ligand will also earn a mid-single-digit royalty on annual revenues exceeding $100 million in commercial revenues from AVIM therapy in the uncontrolled hypertension and increased cardiovascular risk indication and Virtue SAB in coronary artery disease indications.
Portfolio Updates
On July 9, 2025, Merck and Verona announced a definitive agreement under which Merck, through a subsidiary, will acquire Verona for $107 per American Depository Share (ADS), each of which represents eight Verona ordinary shares, for a total transaction value of approximately $10 billion. Verona's portfolio includes Ohtuvayre, which was approved by the FDA in June 2024 for the maintenance treatment of COPD in adult patients. Ligand receives a 3% royalty on Ohtuvayre sales.
On July 7, 2025, Agenus announced that its botensilimab and balstilimab (BOT/BAL) combination achieved a two-year survival rate of 42% along with a more mature 21-month median overall survival in an expanded cohort of 123 patients with microsatellite-stable (MSS) metastatic colorectal cancer (mCRC) without active liver metastases (NLM). Agenus also confirmed that it has reached agreement with the FDA on the design of the global BATTMAN Phase 3 trial. The FDA waived the need for a BOT monotherapy arm, allowing for a simple two-arm study design.
On June 23, 2025, Palvella Therapeutics announced the full enrollment in SELVA, a Phase 3 trial of Qtorin 3.9% rapamycin anhydrous gel (Qtorin rapamycin) for the treatment of microcystic lymphatic malformations (microcystic LMs). The Phase 3 trial enrolled 51 subjects, exceeding the original target of 40 subjects by over 25%. Top-line results from SELVA are expected in the first quarter of 2026, with a New Drug Application (NDA) submission planned for the second half of 2026.
On June 3, 2025, Agenus announced it entered into a partnership agreement with Zydus designed to accelerate clinical development, scale global manufacturing, and expand patient access to BOT/BAL. The strategic collaboration includes an exchange of Agenus’ state-of-the-art biologics CMC facilities in Emeryville, CA and Berkeley, CA for an upfront consideration of $75 million. Moreover, Agenus will receive up to an additional $50 million in contingent payments triggered by BOT/BAL production orders. This collaboration enables Agenus to unlock the value of its manufacturing assets and secure strategic capital to drive BOT/BAL toward global regulatory engagement and commercialization.
On May 23, 2025, CSL Vifor announced that the National Institute for Health and Care Excellence (NICE) has published final draft guidance recommending that Filspari can be used in the NHS in England as an option to treat primary IgA nephropathy in adults with a urine protein excretion of 1.0 g/day or more, or a urine protein-to-creatinine ratio of 0.75 g/g or more.
On May 16, 2025, Nuance announced top-line results from the Phase 3 ENHANCE-CHINA trial which evaluated nebulized ensifentrine (marketed as Ohtuvayre in the U.S.) for the maintenance treatment of chronic obstructive pulmonary disease (COPD). The ENHANCE-CHINA trial successfully met its primary endpoint, as well as secondary endpoints demonstrating improvements in lung function.

On May 15, 2025, Travere announced that the FDA accepted its supplemental New Drug Application (sNDA) for traditional approval of Filspari (sparsentan) for the treatment of focal segmental glomerulosclerosis (FSGS). The FDA has assigned a Prescription Drug User Fee Act (PDUFA) target action date of January 13, 2026, and has indicated that it is currently planning to hold an advisory committee meeting to discuss the application. Additionally, Travere continues to expect a PDUFA target action date of August 28, 2025 for its sNDA requesting modification of liver monitoring and removal of embryo-fetal toxicity monitoring REMS for Filspari for the treatment of adults with primary immunoglobulin A nephropathy (IgAN) who are at risk for disease progression.
Adjusted Financial Measures
Ligand reports adjusted net income from continuing operations, adjusted net income per diluted share and adjusted earnings per diluted share in addition to, not as a substitute for, and does not consider such measures superior to, financial measures calculated in accordance with GAAP. The Company also reports a core calculation for each of the foregoing measures which excludes any realized gain from sales of Viking Therapeutics common stock. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, transaction costs, income tax effect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and non-GAAP adjusted financial measures included at the end of this press release. A reconciliation of forward-looking non-GAAP adjusted earnings per diluted share to the most directly comparable GAAP measures is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculations of our adjusted earnings per diluted share, which we expect to have a significant impact on our future GAAP financial results.
Conference Call and Webcast
Ligand management will host a conference call today beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 715-9871 using the conference ID 3661098. International participants outside of Canada may use the toll number +1(646) 307-1963. To participate via live or replay webcast, a link is available at www.ligand.com.
About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Our business model seeks to generate value for stockholders by creating a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model is based on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing our technology to help partners discover and develop medicines. We partner with other pharmaceutical companies to attempt to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate our revenue. We operate two infrastructure-light royalty generating technology IP platform technologies. Our Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Our NITRICIL™ platform technology facilitates tunable dosing, permitting an adjustable drug release profile to allow proprietary formulations that target a broad range of indications. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com. Follow Ligand on X and LinkedIn.
We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.
Forward-Looking Statements

This press release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, regarding Ligand’s current expectations. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners and other commercialization and marketing efforts; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding projected 2025 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its financial guidance for 2025; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s collaboration partners may become insolvent; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption to Ligand’s business operations; Ligand’s partners may terminate any of their agreements or the development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand’s credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; and changes in general economic conditions, including as a result of war, conflict, epidemic diseases, the imposition and/or announcement of tariffs and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the Company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Filspari, a Travere Therapeutics product, Ohtuvayre, a Verona Pharma product, and QTORIN rapamycin, a Palvella Therapeutics product candidate, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand, Captisol, NITRICIL and Zelsuvmi. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the®,© and™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.
References to “Ligand,” the “Company,” “we,” “our” and similar expressions include Ligand Pharmaceuticals Incorporated and our wholly-owned subsidiaries.

Contacts:

Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761

Media:
Kellie Walsh
media@ligand.com
(914) 315-6072

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues and other income:
Revenue from intangible royalty assets	$30,084	$22,603	$51,671	$40,960
Income from financial royalty assets	6,313	559	12,215	1,297
Royalties	36,397	23,162	63,886	42,257
Captisol	8,287	7,500	21,747	16,712
Contract revenue and other income	2,943	10,869	7,327	13,540
Total revenues and other income	47,627	41,531	92,960	72,509
Operating costs and expenses:
Cost of Captisol	2,907	2,906	7,756	5,788
Amortization of intangibles	8,258	8,257	16,515	16,443
Research and development	6,567	5,354	56,652	11,325
General and administrative	20,175	17,623	38,976	28,574
Financial royalty assets impairment	—	26,491	—	26,491
Fair value adjustments to partner program derivatives	1,276	—	833	—
Total operating costs and expenses	39,183	60,631	120,732	88,621
Income (loss) from operations	8,444	(19,100)	(27,772)	(16,112)
Non-operating income and expenses:
Gain (loss) from short-term investments	939	(14,256)	(11,428)	96,516
Interest income, net	468	1,489	1,372	3,366
Other non-operating expense, net	1,372	(33,523)	(1,129)	(35,713)
Total other income (loss), net	2,779	(46,290)	(11,185)	64,169
Income (loss) before income taxes	11,223	(65,390)	(38,957)	48,057
Income tax (expense) benefit	(6,376)	13,479	1,353	(13,829)
Net income (loss)	$4,847	$(51,911)	$(37,604)	$34,228

Basic net income (loss) per share	$0.25	$(2.88)	$(1.95)	$1.91
Shares used in basic per share calculation	19,327	18,028	19,259	17,880

Diluted net income (loss) per share	$0.24	$(2.88)	$(1.95)	$1.87
Shares used in diluted per share calculation	19,926	18,028	19,259	18,282

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash, cash equivalents and short-term investments	$245,020	$256,165
Accounts receivable, net	41,288	38,376
Inventory	15,489	14,114
Short-term portion of financial royalty assets, net	10,276	10,025
Income taxes receivable	828	4,073
Other current assets	4,816	8,806
Assets held for sale	35,228	—
Total current assets	352,945	331,559

Goodwill and other intangible assets, net	351,674	371,898
Long-term portion of financial royalty assets, net	193,556	185,024
Noncurrent derivative assets	17,958	10,583
Property and equipment, net	3,632	15,133
Operating lease right-of-use assets	5,573	6,907
Finance lease right-of-use assets	2,418	2,766
Other investments	10,908	10,908
Deferred income taxes, net	829	72
Other assets	9,111	6,924
Total assets	$948,604	$941,774

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$26,048	$33,139
Income taxes payable	305	1,199
Deferred revenue	111	1,278
Current contingent liabilities	1,465	206
Current operating lease liabilities	1,089	1,266
Current finance lease liabilities	24	24
Liabilities related to assets held for sale	35,692	—
Total current liabilities	64,734	37,112

Long-term contingent liabilities	4,097	3,475
Long-term operating lease liabilities	4,629	5,815
Deferred income taxes, net	32,246	32,524
Other long-term liabilities	14,369	32,409
Total liabilities	120,075	111,335

Total stockholders' equity	828,529	830,439
Total liabilities and stockholders' equity	$948,604	$941,774

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$4,847	$(51,911)	$(37,604)	$34,228
Adjustments:
Share-based compensation expense	9,997	11,060	17,833	18,394
Non-cash interest expense (1)	1,054	1,207	1,816	1,291
Amortization of intangible assets	8,258	8,257	16,515	16,443
Amortization of financial royalty assets (2)	4,177	962	6,742	4,224
Change in contingent liabilities (3)	52	1,233	1,931	1,200
Pelthos operating loss	8,467	4,686	13,212	10,846
Loss (gain) from short-term investments	(939)	14,256	11,428	(96,516)
Realized (loss) gain from short-term investments	—	(17)	(20)	59,962
Provision for current expected credit losses on financial royalty assets	(420)	(1,419)	(750)	(4,260)
Impairment of financial royalty assets(4)	—	26,491	—	26,491
Decrease in investments in Primrose Bio(5)	—	33,789	—	36,141
Castle Creek R&D funding	—	—	44,340	—
Other(6)	(1,293)	(1,500)	154	(1,347)
Income tax effect of adjusted reconciling items above	(2,276)	(21,785)	(16,221)	(12,588)
Discrete tax expense related to increase in unrecognized tax benefits	—	426	—	426
Excess tax benefit (shortfall) from share-based compensation (7)	41	98	(813)	563
Adjusted net income	31,965	25,833	58,563	95,498
Realized gains from sales of VKTX stock, net of tax	—	—	—	(47,857)
Core adjusted net income	$31,965	$25,833	$58,563	$47,641

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share	$0.24	$(2.88)	$(1.95)	$1.87
Adjustments:
Share-based compensation expense	0.50	0.60	0.89	1.01
Non-cash interest expense (1)	0.05	0.07	0.09	0.07
Amortization of intangible assets	0.41	0.45	0.83	0.90
Amortization of financial royalty assets (2)	0.21	0.05	0.34	0.23
Change in contingent liabilities (3)	—	0.07	0.10	0.07
Pelthos operating loss	0.42	0.25	0.66	0.59
Loss (gain) from short-term investments	(0.05)	0.77	0.57	(5.28)
Realized gain from short-term investments	—	—	—	3.28
Provision for current expected credit losses on financial royalty assets	(0.02)	(0.08)	(0.04)	(0.23)
Impairment of financial royalty assets(4)	—	1.44	—	1.45
Decrease in investments in Primrose Bio(5)	—	1.83	—	1.98
Castle Creek R&D funding	—	—	2.22	—
Other(6)	(0.05)	(0.06)	0.01	(0.07)
Income tax effect of adjusted reconciling items above	(0.11)	(1.17)	(0.81)	(0.69)
Discrete tax expense related to increase in unrecognized tax benefits	—	0.02	—	0.02

Excess tax benefit (shortfall) from share-based compensation (7)	—	0.01	(0.04)	0.03
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	0.03	0.07	—
Adjusted diluted net income per share	1.60	1.40	2.94	5.23
Realized gains from sales of VKTX stock, net of tax	—	—	—	(2.62)
Core adjusted diluted net income per share	$1.60	$1.40	$2.94	$2.61

GAAP - weighted average number of common shares - diluted	19,926	18,028	19,259	18,282
Shares excluded due to anti-dilutive effect on GAAP net loss	—	413	677	—
Adjusted weighted average number of common shares - diluted	19,926	18,441	19,936	18,282

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; and (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our revolving credit facility.
(2) Amounts represent the adjustments to the effective interest income recognized to total contractual payments recognized in the period.
(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Amounts represent the impairment of financial royalty assets primarily related to the discontinuation of Takeda’s soticlestat program.
(5) In June 2024, Primrose Bio announced a Series B preferred stock offering. Management applies the measurement alternative for its investment in the Series A preferred stock of Primrose Bio. Management concluded the Series B financing was a relevant transaction for determining an observable price change and revalued its Series A investment resulting in a downward adjustment of $25.8 million in the price of the Series A preferred stock. The unrealized loss on the Series A preferred stock was an indicator that the losses in common shares (equity method investment) are other than temporary. As a result, management recorded a $5.8 million impairment charge to its equity method investment in addition to Ligand’s share of the net loss of Primrose Bio.
(6) Amounts primarily relate to gain or loss from change in fair value or derivative assets, loss on other investment, restructuring costs and other.
(7) Excess tax benefit (shortfall) from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

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1 A reconciliation of forward-looking non-GAAP adjusted earnings per diluted share to the most directly comparable GAAP measure is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculation of our adjusted earnings per diluted share.

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